                                                                     Exhibit 11

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)


                                                                        Three Months Ended March 31,

                                                          ---------------------------------------------------------
(In thousands, except per share amounts)                       Actual             Actual              Pro Forma
                                                                1999               1998                 1998
                                                          -----------------  ------------------  --------------------
EARNINGS PER SHARE:

Average number of common shares outstanding
for basic and diluted computation (see Note)                    19,859,262          15,269,364          19,615,865
                                                          -----------------  ------------------  --------------------


Net income (loss) from continuing operations              $          1,031     $          (816)   $            (16)
Loss from discontinued operations, net of tax                       (6,189)               (308)               (584)
Loss on sale of discontinued operations, net                       (51,800)               ----                ----
                                                          -----------------  ------------------  ------------------
                                                          $        (56,958)    $        (1,124)   $           (600)
                                                          -----------------  ------------------  --------------------
                                                          -----------------  ------------------  --------------------

Basic and diluted earnings (loss) per share from:

     Continuing operations                                $            .05     $          (.05)   $            .00
     Discontinued operations                                          (.31)               (.02)               (.03)
     Sale of discontinued operations                                 (2.61)               ----                ----
                                                          -----------------  ------------------  ------------------
                                                          $          (2.87)    $          (.07)   $           (.03)
                                                          -----------------  ------------------  --------------------
                                                          -----------------  ------------------  --------------------




Note: The effect of the assumed exercise of stock options and the assumed conversion of the note payable and preferred stock have not been included in the computation of diluted earnings per share for the period after issuance because to do so would have been anti-dilutive for the periods presented

          See accompanying notes to consolidated financial statements.



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